Exhibit 99.1

[CellStar LOGO]

FOR IMMEDIATE RELEASE

2005-33

CELLSTAR ANNOUNCES FILING DATE FOR 2005 QUARTERLY REPORTS AND PRELIMINARY RESULTS FOR FIRST HALF OF 2005

CARROLLTON, TEXAS, September 6, 2005 -- CellStar Corporation (CLST.PK), a value-added wireless logistics services leader, today announced it expects to file its Quarterly Report on Form 10-Q for the first, second and third quarters of 2005 on or before October 11, 2005, at which time, the Company will be current with its SEC filings. The Company has received a waiver from its lenders extending the filing date for the first and second quarters of 2005 to October 18, 2005.

By the end of September 2005, the Company expects to have completed the exit of its operations in the Asia-Pacific Region. Therefore, when the Company files its Quarterly Reports for the first three quarters of 2005 on or before October 11, 2005, the Asia-Pacific Region will be reported as discontinued operations.

The Company's North America Region is expected to report revenues of approximately $206.0 million with operating results around break-even in the first half of 2005 compared to revenues of $211.0 million and operating income of $1.6 million in the first half of 2004.

The Company's Latin America Region is expected to report revenues of approximately $280.0 million and operating income of approximately $5.0 million in the first half of 2005 compared to revenues of $175.0 million and operating income of $3.3 million in the first half of 2004. Revenues in Mexico are expected to be up $41.0 million and revenues in the Company's Miami operation are expected to be up $82.0 million compared to the first half of 2004.

The Company will schedule a Conference Call in October to discuss the financial results for the first three quarters of 2005 following the filing of the Quarterly Reports on Form 10-Q.

About CellStar Corporation

CellStar Corporation is a leading provider of value-added logistics services to the wireless communications industry, with operations in the North American and Latin American regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for wireless carriers. Additional information about CellStar may be found on its website at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company's ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence, economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company's Annual Report on Form 10-K. Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact: Sherrian Gunn

972-466-5031

ir@cellstar.com

# # #